Exhibit 99.1

Align Technology	Zeno Group
Madelyn Homick	Sarah Johnson
(408) 470-1180	(828) 551-4201
mhomick@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES FOURTH QUARTER AND FISCAL 2019 FINANCIAL RESULTS

Achieves 8 Millionth Invisalign Patient Milestone

•	2019 revenues up 22.4% to a record $2.4 billion, clear aligner revenues a record $2 billion
•	2019 diluted EPS of $5.53
•	2019 Invisalign volume up 24.2% to a record of 1.5 million cases
•	2019 iTero scanner and services revenues up 38.5% to a record $381.0 million
•	Q4 total revenues up 21.7% year-over-year to $649.8 million, and diluted EPS of $1.53
•	Q4 Invisalign volume up 23.9% year-over-year to 413.7 thousand cases
•	Q4 scanner and services revenues up 20.2% year-over-year to $106.2 million
•	Q4 operating income up 25.5% year-over-year to $151.2 million and operating margin of 23.3%

SAN JOSE, Calif., January 29, 2020 -- Align Technology, Inc. (Nasdaq: ALGN) today reported financial results for the fourth quarter (Q4’19) and year ended December 31, 2019 (2019). Q4’19 total revenues were $649.8 million, up 21.7% year-over-year. Q4’19 clear aligner revenues were $543.6 million, up 22.0% year-over-year and Q4’19 scanner and services revenues were $106.2 million, up 20.2% year-over-year. Q4’19 Invisalign volume was 413.7 thousand cases, up 23.9% year-over-year. For the Americas and International regions, Q4’19 Invisalign volume was up 19.3% and 30.1% year-over-year, respectively. Q4’19 Invisalign volume for teenage patients was 116 thousand cases, up 33.1% year-over-year. Q4’19 operating income of $151.2 million was up 25.5% year-over-year resulting in an operating margin of 23.3%. Q4’19 net income was $121.3 million, or $1.53 per diluted share.

For 2019, total revenues were a record $2.4 billion, up 22.4% year-over-year. Record 2019 clear aligner revenues were $2.0 billion, up 19.8% year-over-year and Invisalign case shipments were 1.5 million, up 24.2% year-over-year. Record 2019 iTero scanner and services revenue were $381.0 million, up 38.5% year-over-year with record volume, up 29.7% year-over-year. 2019 Invisalign cases for teenage patients were 446.7 thousand, up 34.1% year-over-year. 2019 net profit was $442.8 million, or $5.53 per diluted share.

Commenting on Align’s Q4’19 and 2019 results, Align Technology President and CEO Joe Hogan said, “Our fourth quarter was a strong finish to a great year with record revenues and volumes. Q4’19 Invisalign shipments increased 23.9% year-over-year and marked another major milestone with our 8 millionth Invisalign patient who started treatment in December. Q4’19 iTero scanner and services revenues increased 20.2% year-over-year with strong growth especially from international doctors. For the full year, revenues of $2.4 billion reflect record revenues and volumes for both Invisalign clear aligners and iTero scanners. During the year, over 1.5 million people started treatment with Invisalign clear aligners, including 447 thousand teens and younger patients which increased 34.1%.”

GAAP Summary Financial Comparisons

Fourth Quarter Fiscal 2019

	Q4’19	Q3’19	Q4’18	Q/Q Change	Y/Y Change
Invisalign Case Shipments [1]	413,725	385,360	333,800	7.4%	23.9%
Net Revenues	$649.8M	$607.3M	$534.0M	7.0%	21.7%
Clear Aligner [2]	$543.6M	$516.3M	$445.6M	5.3%	22.0%
Scanner & Services	$106.2M	$91.1M	$88.4M	16.6%	20.2%
Net Profit	$121.3M	$102.5M	$97.4M	18.3%	24.5%
Diluted EPS	$1.53	$1.28	$1.20	+$0.25	+$0.33

Fiscal 2019

	2019	2018	Y/Y Change
Invisalign Case Shipments [1]	1,525,415	1,228,065	24.2%
Net Revenues	$2,406.8M	$1,966.5M	22.4%
Clear Aligner [2]	$2,025.8M	$1,691.5M	19.8%
Scanner & Services	$381.0M	$275.0M	38.5%
Net Profit [3]	$442.8M	$400.2M	10.6%
Diluted EPS[3]	$5.53	$4.92	+$0.61

Note: Changes and percentages are based on actual values and may affect totals due to rounding

1 Invisalign shipments do not include SmileDirectClub (“SDC“) aligners.

2 Clear aligner revenues include Invisalign clear aligners and SDC aligners. The supply agreement with SDC terminated December 31, 2019 and was not renewed. In 2019, the overwhelming majority of aligners declared by SDC were not manufactured by Align.

3 2019 results before tax include a $51.0 million gain from the settlement of the Straumann litigation ($45.7M net of tax or approximately $0.57 EPS benefit), impairments of $23.0 million ($17.2M net of tax or approximately $0.21 EPS impact) related to closing Invisalign Stores as a result of the arbitrator’s decision regarding SDC announced March 5, 2019, and other gains of $15.8M ($10.7M net of tax or approximately $0.13 EPS benefit) from the sale of our investment in SDC.

As of December 31, 2019, Align had $868.6 million in cash, cash equivalents and marketable securities compared to $744.5 million as of December 31, 2018. In Q4’19, we repurchased approximately 389K shares of our common stock at an average price of $258.67 per share and have $100.0 million remaining available for repurchase under the May 2018 Repurchase Program.

Align 2019 Highlights:

Corporate

•	Announced co-marketing relationships with the San Francisco 49ers, Carolina Hurricanes, Super Bowl winning New England Patriots, and the 2019 NBA Champions the Toronto Raptors, making the Invisalign brand the official smile partner for each of these winning teams.
•	Announced that it is a national sponsor for the premier healthy lifestyle brand Life Time as part of Align’s $120 million annual commitment to raise consumer awareness of doctor directed Invisalign clear aligner treatment for better smiles.
•	Align awarded ten research grants totaling $250,000 as part of its ongoing annual research awards program to universities worldwide.
•	Entered into a distribution agreement with Benco Dental, the largest privately-owned dental distributor in the U.S., for Align’s family of iTero Element intraoral scanners.
•	Entered into an agreement with Digital Smile Design (DSD), a leader in holistic, digital and emotional dentistry solutions, to incorporate DSD into Align’s end-to-end digital workflow, including iTero scanning technology.
•	Opened Align University Training Institute in Shanghai, China, Align’s second training facility in China.

Product

•	Announced a global distribution agreement for the award-winning iTero Element family of intraoral scanners with Zimmer Biomet Dental, a global dental industry leader and provider of implant and restorative solutions and continuing education for dental professionals.
•	Announced commercial availability of the iTero Element 2 scanner in China at the 2019 International Orthodontic Conference and the 18th Annual Meeting of the Chinese Orthodontic Society in Nanjing, China.
•	Launched the new iTero Element Foundation intraoral scanner with restorative software, extending Align’s portfolio of intraoral scanners with powerful 3D visualization to better meet the needs of doctors, labs and patients.
•	Launched the new iTero Element 5D Imaging System for comprehensive, preventative and restorative oral care. The iTero Element 5D Imaging System provides a new comprehensive approach to clinical applications, workflows and user experience that expands the suite of existing high-precision, full-color imaging and fast scan times of the iTero Element portfolio.
•	Launched SmileView, an online tool designed to help prospective Invisalign patients visualize a new, straighter smile before they opt for Invisalign treatment.

Q1 2020 (Q1’20) Business Outlook

As a result of the corporate structure reorganization to relocate our European headquarters from the Netherlands to Switzerland in Q1’20, our Q1’20 GAAP tax rate will reflect a significant one-time tax benefit associated with the recognition of a deferred tax asset related to the intra-entity sale of certain intellectual property rights. This deferred tax benefit will be amortized starting in 2020 and continue into subsequent quarters and years. The period over which this tax benefit will be recognized depends on the profitability of our Swiss headquarters and therefore is uncertain at this time.  Management ordinarily assesses the health of our business without regard to these types of one-time events and believes this reorganization will make it difficult for investors to assess our core underlying financial performance were we to report solely based on GAAP. Therefore, we will supplement our GAAP information with non-GAAP measures going forward. Beginning in Q1’20, in addition to our GAAP results we will present non-GAAP measures that exclude the aforementioned tax impact, along with certain other items that may not be indicative of our fundamental operating performance including discrete cash and non-cash charges in order to present investors with greater transparency into our core business operations.  A reconciliation of GAAP to non-GAAP outlook is provided at the end of this release.

The following statements are forward-looking statements based on current expectations and assumptions, and involve risk and uncertainties, some of which are set forth below under “Forward-Looking Statements.”

Novel Coronavirus in China

As reported by news agencies worldwide, the recent outbreak of the novel coronavirus in Wuhan, the capital of the Hubei Province in China, is a serious situation. China is one of our largest country markets and represents roughly 8% of our total revenues. The situation in China is very fluid and we are closely monitoring it. We are in contact with various relevant agencies globally. Thus far, the Chinese government has implemented travel bans and has essentially shutdown public transportation in Wuhan. It has also issued public warnings to avoid all non-essential medical and dental procedures for the time-being.

While we do not believe there are any concerns regarding the safety of our products due to the stringent health and safety procedures of our manufacturing processes, we are taking additional precautions across China to minimize the risk of spreading illness to our internal teams, including additional protections and health screening procedures as well as travel bans/restrictions.

Given this increased uncertainty and disruption to our employees, customers/doctors’ practices, their patients and consumers, we believe it is prudent to reduce our outlook for Q1’20. Therefore, for Q1’20, our outlook reflects approximately 20,000 to 25,000 fewer Invisalign case shipments and approximately $30.0 million to $35.0 million less revenues for Invisalign and iTero products sold in China. In addition, we are also absorbing $3.0 million to $4.0 million in idle China plant capacity costs which we expect will result in approximately a 0.5% gross margin impact.

Commenting on Align’s first quarter outlook, Hogan continued, “As we kick off 2020, we are very concerned for the safety and health of our employees, customers/doctors and their patients in China. Their wellbeing is our top priority and we are doing everything we can to ensure that they are in good hands. We are working with our local team to donate medical supplies and provide funding to help combat the outbreak. While we are mindful of the increased uncertainty in China and its impact on our first quarter outlook, it’s important to take a step back and remember that our business is broad and deep. We have strong growth in other regions, and are seeing strong momentum in the Americas, across EMEA and in all other countries in APAC especially Japan, Australia/New Zealand, Southeast Asia, Taiwan and Korea.”

For Q1’20, Align provides the following guidance:

•	Net revenues in the range of $615.0 million to $630.0 million, up approximately 12% to 15% over the same period a year ago, which reflects $30.0 million to $35.0 million less revenues for Invisalign and iTero products sold in China.
•	Invisalign case shipments in the range of 396 thousand to 406 thousand, up approximately 13% to 16% over the same period a year ago, which reflects approximately 20,000 to 25,000 fewer Invisalign case shipments from China.
•	GAAP operating margin in the range of 15.4% to 16.5%.
o	Non-GAAP operating margin in the range of 19.5% to 20.5%.
•	GAAP effective tax rate in the range of (1,440%) to (1,302%)
o	Non-GAAP effective tax rate in the range of 22% to 23%.
•	GAAP diluted EPS in the range of $18.65 to $18.74.
o	Non-GAAP diluted EPS in the range of $1.19 to $1.28.

Align Web Cast and Conference Call

Align will host a conference call today, January 29, 2020 at 4:30 p.m. ET, 1:30 p.m. PT, to review its fourth quarter and fiscal 2019 results, discuss future operating trends and the business outlook. The conference call will also be web cast live via the Internet. To access the webcast, go to the “Events & Presentations” section under Company Information on Align’s Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8261. An archived audio web cast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately one month. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with conference number 13697560 followed by #. For international callers, please dial 201-612-7415 and use the same conference number referenced above. The telephonic replay will be available through 5:30 p.m. ET on February 12, 2020.

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we intend to provide investors with certain non-GAAP financial measures beginning in Q1’20 including, non-GAAP gross profit, gross margin, operating expenses, income from operations, operating margin, effective tax rate, net income and diluted EPS, which exclude certain items that may not be indicative of our fundamental operating performance including discrete cash and non-cash charges or gains that are included in the most directly comparable GAAP measure. Non-GAAP measures will exclude the effects of stock-based compensation, non-cash deferred tax assets and associated amortization related to intra-entity transfer of non-inventory assets, impairments and other (gains) charges, and litigation settlement gains, and, if applicable, any associated tax impacts.

We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our recurring core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal evaluation of period-to-period comparisons. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they will be provided to and used by our institutional investors and the analyst community to help them analyze the performance of our business.

There are limitations to using non-GAAP financial measures, though, because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our GAAP financial measures to the comparable Non-GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business. For more information on these non-GAAP financial measures, please see the tables captioned "Q1’20 Reconciliation of GAAP to Non-GAAP" and "Business Outlook Summary" included at the end of this release.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align’s products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Forward-Looking Statements

This news release, including the tables below, contains forward-looking statements, including quotations from management, statements in the paragraphs under Q1 2020 (Q1’20) Business Outlook and Novel Coronavirus in China regarding certain business metrics on either or both a GAAP or non-GAAP basis for the first quarter of 2020, including, but not limited to, anticipated net revenues, operating margin, tax rates, benefits and amortization, case shipments, and expected declines in Invisalign case shipments, Invisalign and iTero revenues, idle operations and gross margins from the effects of the novel coronavirus in China as well as the strength of our business, its growth and momentum in regions outside China. Forward-looking statements contained in this news release and the tables below relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

Factors that might cause such a difference include, but are not limited to, difficulties predicting customer and consumer purchasing behavior, adverse impacts to our operations in China stemming from measures we may take to ensure the health and safety of our employees, consumers, contractors, suppliers and their families from viral outbreaks in China on top of governmental efforts to minimize the spread of illness, a tougher consumer demand environment in China generally, especially for manufacturers and service providers whose headquarters or primarily operations are not based in China, expectations regarding the continued growth of our international markets, increasing competition from existing and new competitors, rapidly evolving and groundbreaking advances that are fundamentally changing the dental industry and the way new and existing participants market and provide products and services to consumers, the ability to protect our intellectual property rights, continued compliance with regulatory requirements, our expectations regarding sales growth of our intra-oral scanner sales in international markets, our belief that technology features and functionality of the iTero scanners will increase adoption of Invisalign and increase sales of our intra-oral scanners, our expectations regarding the financial and strategic benefits of establishing regional order acquisition, treatment planning and manufacturing facilities, the willingness and ability of our customers to maintain and/or increase product utilization in sufficient numbers, the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation, the possibility that the market for the sale of these new or enhanced products may not develop as expected, or that the expected benefits of new or existing business relationships will not be achieved as anticipated, our expectations concerning additional costs related to the corporate structure reorganization, including the relocation of our European headquarters from the Netherlands to Switzerland, the risks relating to our ability to sustain or increase profitability or revenue growth in future periods while controlling expenses, the expected impact additional sales representatives will have on our sales, growth related risks, including excess or constrained capacity at our manufacturing and treat operations facilities and pressure on our internal systems and personnel, the compromise of customer and/or patient data for any reason, and system integration and implementation issues, continued customer demand for our existing and new products, changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages and consumer confidence, the timing of case submissions from our doctors within a quarter as well as an increased manufacturing costs per case, acceptance of our products by consumers and dental professionals, foreign operational, political and other risks relating to our international manufacturing operations, our ability to develop and successfully introduce new products and product enhancements and the loss of key personnel.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission (SEC) on February 28, 2019 and our latest Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which was filed with the SEC on October 31, 2019. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net revenues	$649,787	$534,020	$2,406,796	$1,966,492

Cost of net revenues	177,829	150,924	662,899	518,625

Gross profit	471,958	383,096	1,743,897	1,447,867

Operating expenses:
Selling, general and administrative	279,481	226,819	1,072,053	852,404
Research and development	41,327	35,804	157,361	128,899
Impairments and other (gains) charges	-	-	22,990	-
Litigation settlement gain	-	-	(51,000)	-
Total operating expenses	320,808	262,623	1,201,404	981,303

Income from operations	151,150	120,473	542,493	466,564

Interest income	2,906	2,249	12,482	8,576
Other income (expense), net	1,741	(730)	7,676	(8,489)

Net income before provision for income taxes and equity in losses of investee	155,797	121,992	562,651	466,651

Provision for income taxes	34,535	22,517	112,347	57,723
Equity in losses of investee, net of tax	-	2,083	7,528	8,693

Net income	$121,262	$97,392	$442,776	$400,235

Net income per share:
Basic	$1.54	$1.22	$5.57	$5.00
Diluted	$1.53	$1.20	$5.53	$4.92

Shares used in computing net income per share:
Basic	78,578	79,891	79,424	80,064
Diluted	79,137	80,943	80,100	81,357

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$550,425	$636,899
Marketable securities, short-term	318,202	98,460
Accounts receivable, net	550,291	439,009
Inventories	112,051	55,641
Prepaid expenses and other current assets	102,450	72,470
Total current assets	1,633,419	1,302,479

Marketable securities, long-term	-	9,112
Property, plant and equipment, net	631,730	521,329
Operating lease right-of-use assets, net	56,244	-
Equity method investments	-	45,913
Goodwill and intangible assets, net	75,692	81,949
Deferred tax assets	64,007	64,689
Other assets	39,610	26,987

Total assets	$2,500,702	$2,052,458

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$87,250	$64,256
Accrued liabilities	319,958	234,679
Deferred revenues	563,762	393,138
Total current liabilities	970,970	692,073

Income tax payable	102,794	78,008
Operating lease liabilities	43,463	-
Other long-term liabilities	37,306	29,486
Total liabilities	1,154,533	799,567

Total stockholders' equity	1,346,169	1,252,891

Total liabilities and stockholders' equity	$2,500,702	$2,052,458

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$747,270	$554,681

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by (used in) investing activities	(350,444)	6,927

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	(485,540)	(369,434)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	2,282	(4,733)
Net increase in cash, cash equivalents, and restricted cash	(86,432)	187,441
Cash, cash equivalents, and restricted cash at beginning of the period	637,566	450,125
Cash, cash equivalents, and restricted cash at end of the period	$551,134	$637,566

ALIGN TECHNOLOGY, INC.
INVISALIGN BUSINESS METRICS*

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2	Q3	Q4	Fiscal
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019
Invisalign Average Selling Price (ASP):
Worldwide ASP	$1,310	$1,315	$1,230	$1,235	$1,270	$1,245	$1,230	$1,260	$1,240	$1,245
International ASP	$1,435	$1,425	$1,340	$1,295	$1,370	$1,330	$1,305	$1,330	$1,300	$1,315

Invisalign Cases Shipped by Geography:
Americas	166,665	181,425	190,615	189,410	728,115	202,935	211,360	215,355	225,925	855,575
International	105,570	121,260	128,730	144,390	499,950	146,260	165,785	170,005	187,790	669,840
Total Cases Shipped	272,235	302,685	319,345	333,800	1,228,065	349,195	377,145	385,360	413,715	1,525,415
YoY % growth	30.8%	30.5%	35.3%	30.9%	31.9%	28.3%	24.6%	20.7%	23.9%	24.2%
QoQ % growth	6.7%	11.2%	5.5%	4.5%		4.6%	8.0%	2.2%	7.4%

Number of Invisalign Doctors Cases Were Shipped To:
Americas	27,105	28,280	28,890	29,215	42,000	30,200	31,445	31,975	33,130	47,130
International	19,700	21,805	23,270	25,475	36,040	26,510	28,970	30,980	33,720	48,650
Total Doctors Cases Shipped To	46,805	50,085	52,160	54,690	78,040	56,710	60,415	62,955	66,850	95,780

Invisalign Doctor Utilization Rates**:
North America	6.3	6.6	6.9	6.7	18.2	7.0	7.0	7.0	7.2	19.4
North American Orthodontists	15.3	16.4	17.4	16.5	56.7	18.3	18.9	19.1	19.3	65.0
North American GP Dentists	3.4	3.6	3.5	3.6	9.1	3.6	3.6	3.5	3.8	9.5
International	5.4	5.6	5.5	5.7	13.9	5.5	5.7	5.5	5.6	13.8
Total Utilization Rates	5.8	6.0	6.1	6.1	15.7	6.2	6.2	6.1	6.2	15.9

Number of Invisalign Doctors Trained:
Americas	1,630	1,880	2,085	2,290	7,885	1,840	3,070	2,760	2,095	9,765
International	2,645	3,300	2,845	2,980	11,770	2,410	3,520	3,135	3,445	12,510
Total Doctors Trained Worldwide	4,275	5,180	4,930	5,270	19,655	4,250	6,590	5,895	5,540	22,275
Total to Date Worldwide	136,575	141,755	146,685	151,955	151,955	156,205	162,795	168,690	174,230	174,230

* Invisalign business metrics exclude SmileDirectClub aligners.
** # of cases shipped / # of doctors to whom cases were shipped. LATAM utilization rate is not separately disclosed, but included in the total utilization rates.

ALIGN TECHNOLOGY, INC.
STOCK-BASED COMPENSATION
(in thousands)

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2	Q3	Q4	Fiscal
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019
Stock-based Compensation (SBC)
SBC included in Gross Profit	$881	$900	$966	$948	$3,695	$1,112	$1,278	$1,354	$1,410	$5,154
SBC included in Operating Expenses	14,949	15,990	18,232	17,897	67,068	19,932	21,189	22,822	19,087	83,030
Total SBC	$15,830	$16,890	$19,198	$18,845	$70,763	$21,044	$22,467	$24,176	$20,497	$88,184

ALIGN TECHNOLOGY, INC.
BUSINESS OUTLOOK SUMMARY
(unaudited)

The outlook figures provided below and elsewhere in this press release are approximate in nature since Align’s business outlook is difficult to predict. Align’s future performance involves numerous risks and uncertainties and the Company’s results could differ materially from the outlook provided. Some of the factors that could affect Align’s future financial performance and business outlook are set forth under “Forward Looking Statements” above in this press release. Please refer below for GAAP to Non-GAAP Reconciliation.

Q1 2020 Financial Outlook
(in millions, except per share amounts and percentages)

	GAAP	Non-GAAP

Net Revenues	$615 - $630

Gross Margin	71.5% - 72.0%	71.7% - 72.2%

Operating Expenses	$345 - $350	$321 - $326

Operating Margin	15.4% - 16.5%	19.5% - 20.5%

Net Income per Diluted Share	$18.65 - $18.74	$1.19 - $1.28
Effective Tax Rate	approx (1,440%) - (1,302%)	approx 22% - 23%

Business Metrics:

Case Shipments	396K - 406K
Capital Expenditures	$95M - $100M
Depreciation & Amortization	$23M - $25M
Diluted Shares Outstanding(1)	79.1M
Stock Based Compensation	approx $25M

(1) Excludes any stock repurchases during the quarter

Q1'20 Reconciliation of GAAP to Non-GAAP

in millions, except per share amounts and percentages	Q1'20 Guidance
GAAP Gross Margin	71.5% - 72.0%
Stock Based Compensation	0.2%
Non-GAAP Gross Margin	71.7% - 72.2%

GAAP Operating Expenses	$345 - $350
Stock Based Compensation	($24)
Non-GAAP Operating Expenses	$321 - $326

GAAP Operating Margin	15.4% - 16.5%
Stock Based Compensation	4.0%
Non-GAAP Operating Margin	19.5% - 20.5%

GAAP Effective Tax Rate*	(1,440%) - (1,302%)
Stock Based Compensation	6.1%
Tax Impact of Non-GAAP Items*	1,461% - 1,325%
Non-GAAP Effective Tax Rate	22% - 23%

GAAP Diluted EPS	$18.65 - $18.74
Stock Based Compensation	$0.24
Tax Impact of Non-GAAP Items	($17.70)
Non-GAAP Diluted EPS	$1.19 - $1.28

*Tax rate reflects a significant one-time tax benefit associated with the recognition of a deferred tax asset related to the intra-entity sale of certain intellectual property rights. This deferred tax benefit will be amortized starting in 2020 and continue into subsequent quarters and years.